Exhibit 99.1

Royal Gold Reports Record Results for Third Quarter Fiscal 2012

•                  Record royalty revenue of $69.6 million, a 25% increase year-over-year

•                  Net income rose 33% year-over-year to a record $26.0 million, or $0.44 per basic share

•                  Record operating cash flow of $47.5 million, a 16% increase year-over-year

•                  Gold and silver reserves subject to Royal Gold’s interests total 84.5 million and 1.2 billion ounces, respectively

DENVER, COLORADO. MAY 3, 2012: ROYAL GOLD, INC. (NASDAQ:RGLD; TSX:RGL) today announced record net income attributable to Royal Gold stockholders of $26.0 million, or $0.44 per basic share, on record royalty revenue of $69.6 million for the quarter ended March 31,  2012.  This compares to net income attributable to Royal Gold stockholders of $19.6 million, or $0.36 per basic share, on royalty revenue of $55.5 million for the prior year period.

For the nine-month period ended March 31, 2012, royalty revenue was $202.9 million and net income attributable to Royal Gold stockholders was $71.9 million, or $1.27 per basic share.  This compares to royalty revenue of $157.2 million and net income attributable to Royal Gold stockholders of $49.7 million, or $0.90 per basic share, for the prior nine-month period.

Adjusted EBITDA(1) for the quarter ended March 31, 2012 was $63.6 million representing 91% of revenue, an increase of 30% compared to Adjusted EBITDA of $48.9 million or 88% of revenue for the prior year period.  Cash flow from operations for the quarter ended March 31, 2012 was $47.5 million, or $0.81 per basic share, compared with $41.0 million, or $0.74 per share, for the prior year period.

(1)        The Company defines Adjusted EBITDA, a non-GAAP financial measure, as net income plus depreciation, depletion and amortization, non-cash charges, income tax expense, interest and other expense, and any impairment of mining assets, less non-controlling interests in operating income from consolidated subsidiaries, interest and other income, and any royalty portfolio restructuring gains or losses (see Schedule A).

Quarterly royalty revenue increases were largely driven by increased production from Andacollo, Voisey’s Bay and Mulatos, continued ramp up at Peñasquito, Holt and Las Cruces, new production from Canadian Malartic and higher average prices for gold and silver.  The increase in revenue was partially offset by lower production at Leeville when compared to the quarter ended March 31, 2011.  The average price of gold for the quarter ended March 31, 2012, was $1,691 per ounce compared with $1,386 per ounce for the comparable period, representing a 22% increase.

As of March 31, 2012, the Company had a working capital surplus of $220.3 million.  Current assets were $251.5 million (including $183.3 million in cash and equivalents), compared to current liabilities of $31.2 million, resulting in a current ratio of approximately 8 to 1.  Total debt outstanding under the Company’s term loan was $114.4 million as of March 31, 2012.

Tony Jensen, President and CEO, commented, “These financial results mark the fourth consecutive quarter for record royalty revenue and Adjusted EBITDA, and the eighth consecutive quarter for record net income.  These results have been achieved by new and increasing production within our portfolio of 38 producing assets and by strong precious metal prices.  We expect continued production increases at several of our producing assets this calendar year, including Andacollo and Peñasquito.  In addition, construction at our two key growth properties, Pascua-Lama and Mt. Milligan, remains on schedule and will enhance our long-term revenue profile.”

RECENT DEVELOPMENTS

Updated Annual Reserves

At the end of calendar 2011, net reserves subject to the Company’s interests, as reported by the operators of the properties, include 84.5 million ounces of gold and 1.2 billion ounces of silver.  This compares to 83.9 million ounces of gold and 1.4 billion ounces of silver at the end of calendar 2010.  The reduction in silver was due mainly to production depletion and lower reserves at Peñasquito due to an increase in operating costs.

Equity Offering

In January 2012, Royal Gold sold 4.0 million shares of Royal Gold common stock to Goldman, Sachs & Co. in an underwritten at-the-market public offering.  The offering was made pursuant to the Company’s shelf registration statement filed with the Securities and Exchange Commission (“SEC”) and a shelf prospectus filed with certain Canadian securities regulatory authorities.  Proceeds to the Company from the offering were $268.4 million, net of expenses.

Debt Repayment

During the quarter ended March 31, 2012, Royal Gold paid the $170 million outstanding under its revolving credit facility.  The Company now has $225 million available under this  facility.

PROPERTY HIGHLIGHTS

Highlights at the Company’s principal producing properties provided by the operators during the quarter ended March 31, 2012 are listed below:

Andacollo — Current throughput is averaging 45,000 tonnes per day.  Teck is in the process of installing a two-stage crushing circuit to increase throughput to 55,000 tonnes per day.  Further circuit configuration and economic evaluation for the expansion will be undertaken based on the performance of the new crushing circuit during the second and third calendar quarters of calendar 2012.

Canadian Malartic — Osisko continues to advance the installation of two cone crushers to achieve mill throughput of 50,000 tonnes per day.  They reported that construction and installation of the first crusher is complete and commissioning is underway.  The second cone crusher is expected to arrive on site in June 2012.

Cortez — Barrick continued to prioritize production from their higher grade Cortez Hills operations that is not covered by our royalty interest.  As a result, production decreased during the period.  Royal Gold expects production to remain at these lower levels until Barrick returns to steady state mining at the Pipeline Complex.

Dolores — Pan American Silver completed an acquisition of Minefinders during the quarter and now operates the Dolores mine.  Pan American is continuing to study the possibility of adding a mill to the Dolores operation and stated that further work is needed in order to define the optimum size and cost for the mill.

Holt — St Andrew Goldfields (“SAS”) reported that first quarter production was in line with their expectations.  Development of the project has progressed to enable an average mine production rate of 1,000 tonnes per day in the second quarter of calendar 2012.  With the expected ramp up, SAS is projecting higher levels of production in the latter half of the year.

Las Cruces — Inmet reported that the plant achieved record production of 10,300 tonnes of copper cathode in the first two months of 2012 and that March production was lower due to scheduled maintenance.  For calendar 2012, Inmet expects Las Cruces to achieve approximately 90% of design capacity.

Leeville — A portion of the mine production at Leeville was derived from an area outside of our royalty area of interest.  As a result, our royalty revenue decreased over the prior period.

Mulatos — Alamos reported that an overhaul of the crusher allowed for increased throughput during the latter half of the first quarter averaging 17,000 tonnes per day in the month of March.  Alamos expects to produce 200,000 to 220,000 ounces of gold in calendar 2012, representing an increase of approximately 37% over calendar 2011 production.  This increase is due to the addition of a gravity mill that was commissioned during the quarter.

Peñasquito — Goldcorp reported that the high pressure grinding roll supplemental ore feed system was successfully commissioned, positioning the mine to achieve its design processing capacity.  With this increased throughput, Goldcorp expects to produce 425,000 ounces of gold in calendar 2012, an increase of 67% over the prior calendar year, with associated increases in silver, lead and zinc.

Robinson — A subsidiary of KGHM Polska Miedź S.A. (“KGHM”) completed the acquisition of Quadra FNX Mining during the quarter and now operates the Robinson mine.  KGHM is evaluating opportunities to increase production and extend the mine life at Robinson.

Voisey’s Bay — Nickel sales were strong during the period primarily due to an increase in nickel concentrate shipments.  Variability in Vale’s shipping schedule will continue to be reflected in uneven metal sales quarter-over-quarter.

Highlights at the Company’s principal development properties provided by the operators during the quarter ended March 31, 2012 are as follows:

Mt. Milligan — Thompson Creek reported that as of December 31, 2011, project construction is 33% complete and that overall engineering, procurement, construction and management progress is 53% complete.  Thompson Creek announced during the quarter that capital costs at Mt. Milligan may be 10% to 20% higher than the previous estimate and is currently estimating approximately C$1.4 to C$1.5 billion to construct and develop the project.  They have stated that the project remains on schedule with production expected to begin in the fourth quarter of 2013.

Pascua-Lama — Barrick reported that approximately 70% of the projected capital costs of $4.7 to $5.0 billion have been committed, as of March 31, 2012.  They reiterated that they expect gold production to commence in mid-2013, with expected annual production of 800,000 to 850,000 ounces in the first full five years of operation.  Barrick noted that the project was being impacted by increased labor and commodity cost pressures and that they intend to complete a detailed capital cost and schedule review during the second quarter of calendar 2012.

Production and revenue for the Company’s principal interests for the quarter ended March 31, 2012 are shown in Table 1.  For more detailed information about each of our principal properties, please refer to the Company’s most recent Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC and available on the SEC’s website located at www.sec.gov, or our website located at www.royalgold.com.

CORPORATE PROFILE

Royal Gold is a precious metals royalty company engaged in the acquisition and management of precious metal royalties and similar interests.  The Company’s current portfolio consists of 193 properties on six continents, including interests on 38 producing mines and 25 development stage projects.  Royal Gold is publicly traded on the NASDAQ

Global Select Market under the symbol “RGLD,” and on the Toronto Stock Exchange under the symbol “RGL.”  The Company’s website is located at www.royalgold.com.

For further information, please contact:

Karen Gross

Vice President and Corporate Secretary

(303) 575-6504

Note: Management’s conference call reviewing the third quarter results will be held today at 10:00 a.m. Mountain Time (noon Eastern Time) and will be available by calling (800) 603-2779 (North America) or (973) 200-3960 (international), access # 42041657.  The call will be simultaneously broadcast on the Company’s website at www.royalgold.com under the “Presentations” section.  A replay of this webcast will be available on the Company’s website approximately two hours after the call ends.

Cautionary “Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995:  With the exception of historical matters, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projections or estimates contained herein.  Such forward-looking statements include statements about the Company’s future growth; further production increases at Andacollo, Peñasquito, Mulatos, Holt, Las Cruces and Canadian Malartic; the construction schedule at Pascua-Lama and Mt. Milligan; the Company’s long-term revenue profile; and the operators’ expectation of construction, ramp up, production, mine life and other developments at various mines.  Factors that could cause actual results to differ materially from the projections include, among others, precious metals, copper and nickel prices; performance of and production at the Company’s royalty properties; decisions and activities of the operators of the Company’s royalty properties; unanticipated grade, geological, metallurgical, processing or other problems the operators of the mining properties may encounter; completion of feasibility studies; delays in the operators securing or their inability to secure necessary governmental permits; changes in operators’ project parameters as plans continue to be refined; economic and market conditions; the ability of the various operators to bring projects into production as expected; and other subsequent events; as well as other factors described in the Company’s Annual Report on Form 10-K, Quarterly Report on Form 10-Q, and other filings with the Securities and Exchange Commission.  Most of these factors are beyond the Company’s ability to predict or control.  The Company disclaims any obligation to update any forward-looking statement made herein.  Readers are cautioned not to put undue reliance on forward-looking statements.

TABLE 1
Third Quarter Fiscal 2012
Royalty Production and Revenue for Principal Royalty Interests

				THREE MONTHS ENDED MARCH 31, 2012		THREE MONTHS ENDED MARCH 31, 2011
PROPERTY	ROYALTY	OPERATOR	METAL(S)	Royalty Revenue ($ millions)	Reported Production (1)	Royalty Revenue ($ millions)		Reported Production (1)
Andacollo (2),(3)	75% NSR	Teck	Gold	16.78	13,174 oz.	11.94		11,519 oz.
Voisey’s Bay (3)	2.7% NSR	Vale	Nickel Copper	10.73	50.9M lbs 9.7M lbs.	10.12		32.3M lbs 19.0M lbs.
Peñasquito (3)	2.0% NSR	Goldcorp	Gold Silver Lead Zinc	9.16	87,517 oz. 6.6M oz. 52.4M lbs. 75.9M lbs.	5.64		51,460 oz. 4.1M oz. 31.4M lbs. 59.5M lbs.
Mulatos (4)	1.0% to 5.0% NSR	Alamos	Gold	4.23	50,493 oz.	2.60		36,200 oz.
Holt	0.00013 x quarterly average gold price	St Andrew Goldfields	Gold	3.28	8,839 oz.	1.59		6,412 oz.
Robinson (3)	3.0% NSR	KGHM	Gold Copper	2.61	5,673 oz. 23.8M lbs.	2.84		9,832 oz. 18.2M lbs.
Cortez (5)	GSR1 and GSR2 GSR3 NVR1	Barrick	Gold	2.60	23,362 oz.	3.07		33,950 oz.
Canadian Malartic (6),(7)	1.0% to 1.5% NSR	Osisko	Gold	2.35	90,845 oz.	—	(7)	—(7)
Leeville	1.8% NSR	Newmont	Gold	1.96	64,291 oz.	3.46		139,214 oz.
Las Cruces (3)	1.5% NSR	Inmet	Copper	1.71	29.9M lbs.	1.36		21.3M lbs.
Dolores	3.25% NSR 2.0% NSR	Pan American	Gold Silver	1.35	14,510 oz. 0.9M oz.	1.37		16,991 oz. 0.9M oz.
Other Royalty Properties (8)			Various	12.88	N/A	11.56		N/A
Total Royalty Revenue				69.64		55.55

FOOTNOTES

(1)         Reported production relates to the amount of metal sales that are subject to our royalty interests for the quarters ended March 31, 2012 and March 31, 2011, as reported to us by the operators of the mines.

(2)         The royalty rate is 75% until 910,000 payable ounces of gold have been produced; 50% thereafter.  There have been approximately 86,000 cumulative payable ounces produced as of March 31, 2012.  Gold is produced as a by-product of copper.

(3)         Revenues consist of provisional payments for concentrates produced during the current period and final settlements for prior production periods.

(4)         Reported production for the three months ended March 31, 2012, was estimated based on annual guidance provided by the operator.  The Company’s royalty is subject to a 2.0 million ounce cap on gold production. There have been approximately 855,000 ounces of cumulative production, as of March 31, 2012.  NSR sliding-scale schedule (price of gold per ounce — royalty rate):  $0.00 to $299.99 — 1.0%; $300 to $324.99 — 1.50%; $325 to $349.99 — 2.0%; $350 to $374.99 — 3.0%; $375 to $399.99 — 4.0%; $400 or higher — 5.0%.

(5)         Royalty percentages:  GSR1 and GSR2 — 0.40 to 5.0% (sliding-scale); GSR3 — 0.71%; NVR1 — 0.39%.

(6)         NSR sliding-scale schedule (price of gold per ounce — royalty rate):  $0.00 to $350 — 1.0%; above $350 — 1.5%.

(7)         The Canadian Malartic royalty commenced production in the second calendar quarter of 2011.

(8)         “Other” includes all of the Company’s non-principal producing royalties for the quarters ended March 31, 2012 and 2011.  Individually, no royalty included within “Other” contributed greater than 5% of our total royalty revenue for either period.

ROYAL GOLD, INC.

Consolidated Balance Sheets

(Unaudited, in thousands except share data)

	March 31,	June 30,
	2012	2011
ASSETS
Cash and equivalents	$183,338	$114,155
Royalty receivables	62,086	48,828
Prepaid expenses and other current assets	6,089	6,290
Total current assets	251,513	169,273

Royalty interests in mineral properties, net	1,824,565	1,690,439
Available for sale securities	20,474	28,876
Other assets	12,404	14,114
Total assets	$2,108,956	$1,902,702

LIABILITIES
Current portion of long-term debt	$15,600	$15,600
Accounts payable	2,180	2,499
Dividends payable	8,947	6,093
Income tax payable	520	676
Other current liabilities	3,938	3,993
Total current liabilities	31,185	28,861

Long-term debt	98,800	210,500
Net deferred tax liabilities	151,806	152,564
Uncertain tax positions	17,653	18,836
Other long-term liabilities	3,836	4,246
Total liabilities	303,280	415,007

Commitments and contingencies

EQUITY
Preferred stock, $.01 par value, 10,000,000 shares authorized; and 0 shares issued	—	—
Common stock, $.01 par value, 100,000,000 shares authorized; and 58,596,101 and 54,231,787 shares	586	543
Exchangeable shares, no par value, 1,806,649 shares issued, less 992,823 and 900,854 redeemed shares, respectively	35,816	39,864
Additional paid-in capital	1,604,019	1,319,697
Accumulated other comprehensive (loss) income	(8,303)	54
Accumulated earnings	148,500	100,004
Total Royal Gold stockholders’ equity	1,780,618	1,460,162
Non-controlling interests	25,058	27,533
Total equity	1,805,676	1,487,695
Total liabilities and equity	$2,108,956	$1,902,702

ROYAL GOLD, INC.

Consolidated Statements of Operations and Comprehensive Income

 (Unaudited, in thousands except share data)

	For The Three Months Ended
	March 31,	March 31,
	2012	2011
Royalty revenues	$69,638	$55,546

Costs and expenses
General and administrative	4,431	5,230
Production taxes	2,593	2,601
Depreciation, depletion and amortization	19,721	15,838
Total costs and expenses	26,745	23,669

Operating income	42,893	31,877

Interest and other income	476	756
Interest and other expense	(1,552)	(1,986)
Income before income taxes	41,817	30,647

Income tax expense	(14,864)	(10,339)
Net income	26,953	20,308
Net income attributable to non-controlling interests	(954)	(743)
Net income attributable to Royal Gold stockholders	$25,999	$19,565

Net income	$26,953	$20,308
Adjustments to comprehensive income, net of tax
Unrealized change in market value of available for sale securities	3,904	(44)
Comprehensive income	30,857	20,264
Comprehensive income attributable to non-controlling interests	(954)	(743)

Comprehensive income attributable to Royal Gold stockholders	$29,903	$19,521

Net income per share available to Royal Gold common stockholders:
Basic earnings per share	$0.44	$0.36
Basic weighted average shares outstanding	58,953,216	55,076,556
Diluted earnings per share	$0.44	$0.35
Diluted weighted average shares outstanding	59,169,314	55,337,201
Cash dividends declared per common share	$0.15	$0.11

ROYAL GOLD, INC.

Consolidated Statements of Operations and Comprehensive Income

 (Unaudited, in thousands except share data)

	For The Nine Months Ended
	March 31,	March 31,
	2012	2011
Royalty revenues	$202,944	$157,199

Costs and expenses
General and administrative	15,786	15,849
Production taxes	7,690	6,290
Depreciation, depletion and amortization	58,360	50,768
Restructuring on royalty interests in mineral properties	1,328	—
Total costs and expenses	83,164	72,907

Operating income	119,780	84,292

Interest and other income	3,798	4,464
Interest and other expense	(4,939)	(6,088)
Income before income taxes	118,639	82,668

Income tax expense	(41,297)	(28,641)
Net income	77,342	54,027
Net income attributable to non-controlling interests	(5,438)	(4,320)
Net income attributable to Royal Gold stockholders	$71,904	$49,707

Net income	$77,342	$54,027
Adjustments to comprehensive income, net of tax

Unrealized change in market value of available for sale securities	(8,357)	107
Comprehensive income	68,985	54,134
Comprehensive income attributable to non-controlling interests	(5,438)	(4,320)

Comprehensive income attributable to Royal Gold stockholders	$63,547	$49,814

Net income per share available to Royal Gold common stockholders:
Basic earnings per share	$1.27	$0.90
Basic weighted average shares outstanding	56,486,455	55,035,172
Diluted earnings per share	$1.26	$0.90
Diluted weighted average shares outstanding	56,738,805	55,301,023
Cash dividends declared per common share	$0.41	$0.31

ROYAL GOLD, INC.

Consolidated Statements of Cash Flows

 (Unaudited, in thousands)

	For The Nine Months Ended
	March 31,	March 31,
	2012	2011
Cash flows from operating activities:
Net income	$77,342	$54,027
Adjustments to reconcile net income to net cash provided by operating activities:

Depreciation, depletion and amortization	58,360	50,768
Gain on distribution to non-controlling interest	(3,725)	(2,798)
Non-cash stock-based compensation expense	5,560	5,010
Tax benefit of stock-based compensation exercises	(3,317)	(1,031)
Restructuring on royalty interests in mineral properties	1,328	—
Deferred tax benefit	(714)	(1,680)
Changes in assets and liabilities:
Royalty receivables	(13,258)	(6,139)
Prepaid expenses and other assets	128	(223)
Accounts payable	(316)	(201)
Income taxes payable (receivable)	3,161	(901)
Other liabilities	(1,647)	5,519
Net cash provided by operating activities	$122,902	$102,351

Cash flows from investing activities:
Acquisition of royalty interests in mineral properties	(193,662)	(279,500)
Proceeds on sale of Inventory - restricted	5,514	4,396
Deferred acquisition costs	—	(2,083)
Other	(157)	1,348
Net cash (used in) investing activities	$(188,305)	$(275,839)

Cash flows from financing activities:
Borrowing from credit facility	100,000	19,500
Repayment of debt	(211,700)	(23,000)
Common stock dividends	(20,554)	(16,042)
Distribution to non-controlling interests	(7,917)	(6,068)
Proceeds from the issuance of common stock	271,440	—
Tax benefit of stock-based compensation exercises	3,317	1,031
Other	—	(1,008)
Net cash provided by (used in) financing activities	$134,586	$(25,587)
Net increase (decrease) in cash and equivalents	69,183	(199,075)
Cash and equivalents at beginning of period	114,155	324,846
Cash and equivalents at end of period	$183,338	$125,771

SCHEDULE A

Non-GAAP Financial Measures

The Company computes and discloses Adjusted EBITDA.  Adjusted EBITDA is a non-GAAP financial measure.  Adjusted EBITDA is defined by the Company as net income plus depreciation, depletion and amortization, non-cash charges, income tax expense, interest and other expense, and any impairment of mining assets, less non-controlling interests in operating income of consolidated subsidiaries, interest and other income, and any royalty portfolio restructuring gains or losses.  Other companies may define and calculate this measure differently.  Management believes that Adjusted EBITDA is a useful measure of the performance of our royalty portfolio.  Adjusted EBITDA identifies the cash generated in a given period that will be available to fund the Company’s future operations, growth opportunities, shareholder dividends and to service the Company’s debt obligations.  This information differs from measures of performance determined in accordance with U.S. generally accepted accounting principles (“GAAP”) and should not be considered in isolation or as a substitute for measures of performance determined in accordance with U.S. GAAP.  Adjusted EBITDA, as defined, is most directly comparable to net income in the Company’s Statements of Operations.  Below is the reconciliation to net income:

Royal Gold, Inc.

Adjusted EBITDA Reconciliation

	For The Three Months Ended
	March 31,
	(Unaudited, in thousands)
	2012	2011

Net income	$26,953	$20,308
Depreciation, depletion and amortization	19,721	15,838
Non-cash employee stock compensation	1,494	1,803
Interest and other income	(476)	(756)
Interest and other expense	1,552	1,986
Income tax expense	14,864	10,339
Non-controlling interests in operating income of consolidated subsidiaries	(513)	(654)
Adjusted EBITDA	$63,595	$48,864

	For The Nine Months Ended
	March 31,
	(Unaudited, in thousands)
	2012	2011

Net income	$77,342	$54,027
Depreciation, depletion and amortization	58,360	50,768
Non-cash employee stock compensation	5,560	5,010
Restructuring on royalty interests in mineral properties	1,328	—
Interest and other income	(3,798)	(4,464)
Interest and other expense	4,939	6,088
Income tax expense	41,297	28,641
Non-controlling interests in operating income of consolidated subsidiaries	(1,713)	(1,522)
Adjusted EBITDA	$183,315	$138,548